SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): September 29, 2000


                                 PPL Corporation
                                 ---------------
             (Exact Name of Registrant as Specified in Its Charter)


          Pennsylvania                 1-11459              23-2758192
          ------------                 -------              ----------
     State or other jurisdiction     (Commission           (IRS Employer
          of Incorporation)          File Number)        Identification No.)


           Two North Ninth Street, Allentown, Pennsylvania 18101-1179
           ----------------------------------------------------------
                    (Address of principal executive offices)


       Registrant's Telephone Number, including Area Code: (610) 774-5151
                                                           --------------


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ITEM 5. OTHER EVENTS
        ------------

Hyder Transaction
-----------------

          On September 29, Western Power Distribution Limited (WPDL), which is jointly owned by subsidiaries of PPL Corporation (PPL) and The Southern Company (Southern), closed on the purchase of 110,156,041 shares of Hyder plc (Hyder), for a total purchase price of 394,879,954 pounds sterling ($583,830,012 based on current exchange rates). When combined with WPDL's existing ownership interest in Hyder, this purchase gave WPDL approximately 70% of Hyder's total outstanding shares. Subsequent to September 29, WPDL has purchased approximately an additional 5% of Hyder's shares bringing its total shareholding to approximately 75%. WPDL's offer to purchase the remaining shares of Hyder at 365 pence per share will remain outstanding until October 25, 2000. Hyder is the owner of South Wales Electricity plc, an electric distribution company serving approximately 980,000 customers in Wales. Hyder also owns Welsh Water and other service-oriented businesses.

          PPL's current equity interest in WPDL is 60%, and Southern's current equity interest is 40%. Under an arrangement between the two companies, PPL's equity interest in WPDL may decrease to 51% and Southern's equity interest may increase to 49% depending upon the execution of a call option by Southern. PPL and Southern share control of WPDL equally.

          PPL's share of the acquisition cost was made from existing resources and facilities, of which $75 million is expected to be repaid by the end of the first quarter of 2001. Based on a 60% ownership interest in WPDL, PPL's share of the total investment, which is not expected to exceed $155 million, would be refinanced with a combination of debt and equity securities. PPL does not plan to issue common stock to finance this acquisition.

          The assets of Hyder's water business would be managed independently from the electric operations. WPDL is reviewing a range of options with respect to Hyder's water business.


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ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS
        ---------------------------------

     (c)  Exhibits

          99.1 Audited Consolidated Financial Information of Hyder plc

          99.2 Unaudited Pro Forma Consolidated Financial Information of PPL Corporation

          99.3 Consent of PricewaterhouseCoopers LLP


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                                    SIGNATURE
                                    ---------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           PPL CORPORATION

                           By: /s/ Joseph J. McCabe
                               ---------------------
                               Joseph J. McCabe
                               Vice President and Controller

Dated:  October 20, 2000